Exhibit 10.42
INCENTIVE COMPENSATION, CONFIDENTIALITY,
NON-DISCLOSURE AND NON-COMPETE AGREEMENT
     This Incentive Compensation, Confidentiality, Non-Disclosure and Non-Compete Agreement (“Agreement”) is entered into between Group 1 Automotive, Inc. (“Employer”), and Randy L. Callison (“Employee”), as of December 31, 2006 (the “Effective Date”).
RECITALS
     WHEREAS, Employer desires to grant to Employee shares of restricted stock or restricted stock units (collectively “Restricted Stock”) as part of an incentive compensation plan to encourage Employee’s loyalty, future performance and continued employment with Employer.
     WHEREAS, in exchange for Employer granting to Employee shares of restricted stock or restricted stock units and providing Employee with certain confidential and proprietary information and trade secrets for the purpose of carrying out his employment responsibilities (as set forth in Section 2 of this Agreement), Employee agrees to the non-competition provisions of Section 3 of this Agreement.
AGREEMENT
     For and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:
1.	INCENTIVE COMPENSATION
     1.1. Initial Grant. Employer hereby grants to Employee 10,000 shares of Restricted Stock in accordance with the terms and conditions of Employer’s 1996 Stock Incentive Plan. Such shares of Restricted Stock shall vest as follows: (i) 4,000 shares (or units) shall vest on January 1, 2009; (ii) 2,000 shares (or units) shall vest on January 1, 2010; (iii) 2,000 shares (or units) shall vest on January 1, 2011; and (iv) 2,000 shares (or units) shall vest on January 1, 2012.
     1.2. Additional Grants. Employee shall be eligible to receive additional grants under Employer’s 1996 Stock Incentive Plan in such amounts as determined in the sole discretion of the Compensation Committee, including grants of options or Restricted Stock.
     1.3. Options. If Employee is granted stock options, Employee shall enter into a separate written stock option agreement pursuant to which Employee shall be granted the option to acquire common stock of Employer subject to the terms and conditions of Employer’s 1996 Stock Incentive Plan, or any successor plan, and the stock option agreement entered into thereunder. The number of shares, exercise price per share and other terms of the options shall be as specified in such other written agreement, unless modified specifically herein.

     1.4. Condition of Grants. The rights and liabilities of Employer and Employee regarding entitlement to, and vesting of, any incentive compensation granted pursuant to this Agreement shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth in Section 2 of this Agreement. In the event that any provision set forth in Section 2 is violated, Employer shall have the right, among other remedies, to demand forfeiture of any cash or equity award realized during the twelve (12) months prior to such violation or declaration.
2.	OWNERSHIP AND PROTECTION OF INFORMATION; COPYRIGHTS
     2.1. Provision of Confidential and Proprietary Information. Employer owns certain confidential and proprietary information and trade secrets to which Employee will be given access for the purpose of carrying out his employment responsibilities hereunder. Furthermore, Employer shall provide Employee with confidential and proprietary information and trade secrets regarding Employer and its subsidiaries and affiliates, in order to assist Employee in satisfying his obligations hereunder. Employer shall provide Employee with specialized training including orientation, sales and financial information, and computer and systems training.
     2.2. Return of Proprietary Material. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment by Employer (whether during business hours or otherwise and whether on Employer’s premises or otherwise) which relate to Employer’s or any of its subsidiaries’ or affiliates’ businesses, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Upon termination of Employee’s employment, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.
     2.3. Nondisclosure of Confidential Information. Except as required by law or process, Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its subsidiaries or affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. As a result of Employee’s employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer and its subsidiaries and affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer’s or any of its subsidiaries’ or affiliates’ confidential business information and trade secrets.
     2.4. Ownership of Copyrighted Works. If, during Employee’s employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer’s, or any of its subsidiaries’ or affiliates’ businesses, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer’s or any of its subsidiaries’ or affiliates’ premises or otherwise), Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment; or, if the work is not prepared by Employee within the scope of his employment, but is specially ordered by Employer or any of its subsidiaries or affiliates as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer or any of its subsidiaries or affiliates shall be the author of the work. If such work is neither prepared by Employee within the scope of his employment, nor a work specially ordered that is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee’s worldwide right, title, and interest in and to such work and all rights of copyright therein.
     2.5. Protection of Proprietary Material. Both during the period of Employee’s employment by Employer and thereafter, Employee shall assist Employer, or any of its subsidiaries or affiliates and their nominees, at any time, in the protection of Employer’s or any of its subsidiaries’ or affiliates’ worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or any of its subsidiaries or affiliates or their nominees and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
3.	NON-COMPETITION OBLIGATIONS
     3.1. Non-Competition Obligations. In consideration for Employer’s promises contained in Section 2 of this Agreement, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Section 3.1. Employee agrees that during the period of Employee’s non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others:
(i)	engage in the Restricted Area in any business competitive with any line of business conducted by Employer or any of its subsidiaries or affiliates (including without limitation any public or private auto retailer);

(ii)	render advice or services to, or otherwise assist, any other person, association, or entity who is engaged in the Restricted Area, directly or indirectly, in any business competitive with any line of business conducted by Employer or any of its subsidiaries or affiliates (including without limitation any public or private auto retailer);

(iii)	engage in any business of, render advice or services to, or otherwise assist, any private or public automobile dealership consolidator owning ten (10) or more dealerships at the time Employee seeks to engage in any business of, render advice or services to, or otherwise assist any such automobile dealership consolidator;

(iv)	solicit or accept the business of, or call upon, any customer or client of Employer for the purpose of conducting competitive business or otherwise seeking profit from a competitive activity; and

(v)	encourage or induce any current or former employee of Employer or any of its subsidiaries or affiliates to leave the employment of Employer or any of its subsidiaries or affiliates or proselytize, offer employment, retain, hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Employer or any of its subsidiaries or affiliates; provided, however, that nothing in this subsection (v) shall prohibit Employee from offering employment to any prior employee of Employer or any of its subsidiaries or affiliates who was not employed by Employer or any of its subsidiaries or affiliates at any time in the twelve (12) months prior to the termination of Employee’s employment.
The non-competition obligations set forth in this Section 3.1 shall apply during Employee’s employment and for a period of two (2) years after termination of employment. If Employer or any of its subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business.
For purposes of this Section 3.1, the term “Restricted Area” shall mean a 50-mile radius from each dealership that Employer has an ownership interest in on the date of Employee’s termination of employment with Employer.
     3.2. Future Employment.
          3.2.1. If Employee in the future, seeks or is offered employment, or any other position or capacity with another company or entity, Employee agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions contained in Section 3.1. Further, before taking any employment position with any person during the non-competition period, Employee agrees to give prior written notice to Employer of the name of such person or entity. Employer shall be entitled to advise such person or entity of the provisions of Section 3.1 and to otherwise deal with such person or entity to ensure that the provisions of this Section are enforced and duly discharged.
          3.2.2. If Employee in the future seeks or is offered employment with another company or entity, Employee may provide Employer with written notice stating the name of the prospective employer, Employee’s prospective position, responsibilities and duties, and the industry or industries in which the prospective employer operates. Employer shall have ten (10) business days from receipt of such notice to notify Employee of its belief that such prospective employment would be a violation of the provisions of Section 3.1. If Employer fails to respond to Employee in writing within such ten (10) business day period, Employer shall be estopped from asserting its rights, if any, arising from a violation of Section 3.1 by reason of such employment as described in such notice.
     3.3. Tolling of Restrictive Periods. If the Employee violates any of the restrictions contained in Section 3.1, the restrictive periods shall be suspended and will not run in favor of the Employee until such time as the Employee cures the violation to the satisfaction of Employer.
     3.4. Acknowledgment. Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses in locations where the Employer conducts business during the period provided for above, but acknowledges that Employee’s job duties during his employment with Employer, receipt of Employer’s confidential and proprietary information and trade secrets (as well as access to certain confidential and proprietary information and trade secrets) and Employee’s receipt of sufficiently high remuneration and other benefits under this Agreement justifies such restriction.
     3.5. Materiality and Conditionality of Section. Section 3.1 is material to this Agreement. Employee’s agreement to strictly comply with Section 3.1 is a precondition for Employee’s receipt of payments and vesting of Restricted Stock and stock options pursuant to Section 1 of this Agreement. Whether or not Section 3.1 or any portion thereof has been held or found invalid or unenforceable for any reason whatsoever by a court or other constituted legal authority of competent jurisdiction, upon any violation of Section 3.1 or any portion thereof, or upon a finding that a violation would have occurred if such Section or any portion thereof were enforceable, the Employee and Employer agree that (i) the Employee’s interest in the Restricted Stock and stock options pursuant to Section 1 of this Agreement shall automatically lapse and be forfeited; (ii) Employer shall have no obligation to make any further payments to Employee under the terms of Section 1 of this Agreement; and (iii) Employer shall be entitled to receive the full value of any payments which were previously made to the Employee pursuant to Section 1 of this Agreement in the previous twelve (12) months, as well as the value of any Restricted Stock or stock options that may have vested during the past twelve (12) months from the date of the Employee’s termination, for any reason, to the date on which a court or arbitration panel held or found the non-compete article to have been violated. .
     3.6. Survival of Section. The Employee and Employer agree that all of the covenants contained in Section 3.1 shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in Section 3.1 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to be limited in its duration or scope, then, at the sole option of Employer, the provisions of Section 3.5 may be deemed to have been triggered, and the rights, liabilities and obligations set forth therein shall apply. In the event Employer does not elect to trigger application of Section 3.5, then the court shall have such authority to so reform the covenants and the parties hereto shall consider such covenants and/or other provisions of Section 3 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Should any court hold that the covenants in Section 3.1 are void and otherwise unenforceable in a particular area or jurisdiction, then notwithstanding the foregoing provisions of this Section 3.6, the provisions of Section 3.5 shall be applicable and the rights, liabilities and obligations of the parties set forth therein shall apply. Alternatively, at the sole option of Employer, Employer may consider such covenants to be amended and modified so as to eliminate therefrom the particular area or jurisdictions as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered herein, the covenants contained herein shall remain in full force and effect as originally written.
4.	TERMINATION
     This Agreement (except for Sections 2 and 3), shall terminate upon the occurrence of any of the following events:
     4.1. Subject to any applicable legal requirements, in the event the Employee becomes “permanently disabled or incapacitated”. The term “permanently disabled or incapacitated” means any ailment or condition that prevents the Employee from actively carrying out his duties hereunder for the Employer for a continuous period of one hundred twenty (120)

days. At the expiration of the one hundred twenty (120) day period, this Agreement shall be deemed terminated. Employee will be paid his regular salary in effect at the start of such disability up to the entire one hundred twenty (120) day period of disability.
     4.2. The written agreement of both the Employer and Employee.
     4.3. Termination For Cause. The Employer may terminate Employee with Cause as defined below. For purposes of this Agreement, “Cause” shall mean: (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud or act of dishonesty against the Employer; (iii) a violation of Employer policy which causes a material detriment to the Employer; (iv) breach of Employee’s duties to the Employer, including but not limited to unsatisfactory performance of job duties, in the sole determination of the Employer, which Employee fails to correct within thirty (30) days after Employee is given written notice; (v) intentional damage to any property of the Employer; (vi) conduct by Employee which, in the good faith and reasonable determination of the Employer, demonstrates gross unfitness to serve; and (vii) material breach of this Agreement.
     4.4. The death of Employee.
     4.5. Termination Without Cause. Employee’s employment with Employer can be terminated by the Employer at anytime without cause on thirty (30) days’ written notice by Employer. In the event Employer terminates this Agreement without cause, Employer has the option to provide Employee thirty (30) days’ pay in lieu of thirty (30) days’ written notice at Employer’s sole option. This pay in lieu of notice is in addition to any severance that Employee may be eligible for as provided in Section 4.8 below.
     4.6. Termination by Employee. Notwithstanding any other provisions of this Agreement, Employee shall have the right to terminate the employment relationship under this Agreement at any time for any of the following reasons:
(i)	A breach by Employer of any material provision of this Agreement or the occurrence of a “Constructive Termination Event,” which shall be defined as the failure by the Employer to pay the Employee’s compensation as provided in this Agreement, relocation without the Employee’s consent of the Employee’s primary employment location to a location that is more than 50 miles from the location to which he will be required to report on his first day of employment, a material diminution in the Employee’s position, duties, responsibilities, reporting status, or authority, or if the Employee is requested to perform any illegal activity or to sign-off on any inappropriate financial statement or acknowledgement, except that before exercising his right to terminate the employment relationship pursuant to any of the provisions of this subsection (i), the Employee must first give written notice to the Employer’s Board of Directors of the circumstances purportedly giving rise to his right to so terminate and must provide the Employer with a minimum fifteen (15) days to correct the problem, unless correction is inherently impossible;

(ii)	The involuntary reduction of Employee’s base salary or incentive compensation targets (other than a reduction in such targets applied consistently to the Company’s other executive officers that is designed to account for changes in relative EPS projections as a result of such Corporate Change) within six (6) months after the occurrence of any Corporate Change (defined below) that is not cured by Employer or its successor, as applicable, within thirty (30) days of receiving detailed written notice of such event from Employee. A “Corporate Change” shall mean the first to occur of any of the following events: (1) an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either: (i) the then outstanding shares of common stock of Employer (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Employer (including without limitation any public offering), other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Employer; (B) any acquisition by Employer; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any Person controlled by Employer; or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (1) of this definition of “Corporate Change”); (2) within any period of 24 consecutive months, a change in the composition of the board of directors of Employer (the “Board”) such that the individuals who, immediately prior to such period, constituted the Board (such Board will be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition of “Corporate Change” that any individual who becomes a member of the Board during such period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) will be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board will not be so considered as a member of the Incumbent Board; provided further that any individual who voluntarily resigns from the Board in connection with the reduction in size of the Board will not be deemed to be a member of the Incumbent Board; (3) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Employer (a “Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns Employer or all or substantially all of the Employer’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate

Transaction, of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (other than Employer, any employee benefit plan (or related trust) sponsored or maintained by Employer, by any entity controlled by Employer, or by such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed with respect to Employer prior to the Corporate Transaction, and (iii) individuals who were members of the Board immediately prior to the approval by the stockholders of Employer of such Corporate Transaction will constitute at least a majority of the members of the board of directors of the entity resulting from such Corporate Transaction (it is intended that this subsection (3) include Corporate Transactions that result in entities other than corporations that are governed by bodies other than a board of directors, including without limitation, limited liability companies that are governed by a board of managers); or (4) the approval by the stockholders of Employer of a complete liquidation or dissolution of Employer, other than to a corporation pursuant to a transaction which would comply with clauses (i), (ii) and (iii) of subsection (3) of this definition of “Corporate Change,” assuming for this purpose that such transaction were a Corporate Transaction. Any such Corporate Change must also constitute a change in control as such phrase is defined in section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance issued thereunder, including consideration of all applicable attribution of ownership rules under section 318 of the Code to the extent required by any guidance under section 409 A of the Code; or
(iii)	For any other reason whatsoever, in the sole discretion of Employee, upon thirty (30) days’ written notice by Employee.
The termination of Employee’s employment by Employee shall constitute an “Involuntary Termination” if made pursuant to Section 4.6(i) or 4.6(ii). The termination of Employee’s employment by Employee shall constitute a “Voluntary Termination” if made pursuant to Section 4.6(iii).
     4.7. Payments Upon Voluntary Termination and Termination for Cause. Upon a “Voluntary Termination” of the employment relationship by Employee pursuant to Section 4.6(iii), or for “Cause” by Employer pursuant to Section 4.3, all compensation and benefits for Employee shall cease and terminate as of the date of termination, and Employee shall not be entitled to Severance Pay (as defined in Section 4.8 below). Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any bonuses with respect to the operations of Employer, its subsidiaries and/or affiliates for the calendar year in which Employee’s employment with Employer is terminated.
     4.8. Severance Pay and Vesting of Stock Upon Involuntary Termination. Upon “Involuntary Termination” of the employment relationship pursuant to Sections 4.6(i) or 4.6(ii), or upon “Termination Without Cause” pursuant to Section 4.5, the Employer shall pay Employee $400,000.00, less standard deductions and withholdings (“Severance Pay”), provided that Employee first executes and does not revoke a release substantially in the form attached hereto as Exhibit A. Moreover, upon “Involuntary Termination” of the employment relationship pursuant to Sections 4.6(i) or 4.6(ii), or upon “Termination Without Cause” pursuant to Section 4.5, all Restricted Stock and stock options granted to Employee under the Incentive Compensation Agreement shall become 100% vested, the exercise of which shall continue to be permitted as if Employee’s employment had continued for the full Term of this Agreement. Employee will be entitled to a pro-rated bonus (based on termination date), calculated in accordance with the Employer’s Incentive Compensation Plan and paid in the next year following the release of earnings for the year in which such termination occurred. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. As noted in the Incentive Compensation Agreement, the rights and liabilities of Employer and Employee regarding entitlement to vesting of all Restricted Stock and stock options, shall be conditioned and dependent on the Employee’s consent and agreement to the promises set forth therein and to the enforceability of such covenants stated therein. If it shall be determined that any payment or distribution by the Employer to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by the Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Employer shall pay to the Employee an amount equal to the Excise Tax; provided, Employer shall not be required to pay taxes that result from such Excise Tax payment. Employee’s rights and remedies under this Section 4.8 shall be Employee’s sole and exclusive rights and remedies against Employer or its subsidiaries or affiliates concerning Employee’s employment and termination from Employer, and Employer’s and its subsidiaries’ and affiliates’ sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship or concerning Employee’s employment and termination from Employer.
5.	MISCELLANEOUS
     5.1. Fiduciary Duties. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer or any of its subsidiaries or affiliates and to do no act which would be inconsistent with those duties. In keeping with these duties, Employee shall make full disclosure to Employer of all business opportunities pertaining to Employer’s business and shall not appropriate for Employee’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.
     5.2. Employment At-Will. Employee agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment with Employer, nor shall it interfere in any way with Employee’s right or Employer’s right to terminate Employee’s employment at any time, with or without cause, with or without notice (except as set forth in Section 4.5 and 4.6(iii)).
     5.3. Definition of “Affiliates” and “Affiliated.” For purposes of this Agreement the terms “affiliates” or “affiliated” means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer.
     5.4. Prohibition of Publication of Certain Information. Except as required by law or process, Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about

Employer at any of its subsidiaries’ or affiliates’ directors, officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer or any of its subsidiaries’ or affiliates’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer or any of its subsidiaries’ or affiliates’ directors, officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer or any of its subsidiaries’ or affiliates’ officers, employees, agents, or representatives; or that place Employer or its subsidiaries’ or affiliates’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer or any of its subsidiaries’ or affiliates’ or its officers, employees, agents, or representatives. Except as required by law or process, the Employer shall refrain, and shall use its best efforts to assure that its directors, officers, employees, agents and representatives, and its subsidiaries and affiliates and their directors, officers, employees, agents and representatives, shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any untrue oral or written statements about the Employee that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Employee; or that constitute an intrusion into the seclusion or private life of the Employee; or that give rise to unreasonable publicity about the private life of the Employee; or that place the Employee in a false light before the public.
     5.5. Notice. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Employer to:
Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, TX 77024
Attn: Presiding Director of the Board
With a copy to:
Fisher & Phillips LLP
18400 Von Karman Avenue, Suite 400
Irvine, CA 92612
Attn: John M. Polson, Esq.; and
Group 1 Automotive, Inc.
950 Echo Lane, Suite 100
Houston, TX 77024
Attn: General Counsel
If to Employee:
Randy L. Callison
13207 Holston Hills
Houston, TX 77069

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     5.6. Governing Law. This Agreement shall be governed in all respects by the law of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.
     5.7. No Waiver. No failure by either party hereto at anytime to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     5.8. Severability. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.
     5.9. Arbitration. The parties agree that any claim, dispute, and/or controversy that they may have arising from, related to, or having any relationship or connection whatsoever with this Agreement, Employee’s employment, or other association with the Company, shall be submitted to and determined exclusively by binding arbitration under the Federal Arbitration Act. In addition to any other requirements imposed by law, the arbitrator selected shall be a retired Judge, or otherwise qualified individual to whom the parties mutually agree, and shall be subject to disqualification on the same grounds as would apply to a Judge. The arbitrator shall apply the Federal Rules of Civil Procedure and Evidence, including all rules of pleading, discovery, evidence and all rights to resolution of the dispute by means of motions for summary judgment and judgment on the pleadings. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including but not limited to, notions of “just cause”) other than such controlling law. The arbitrator shall have the immunity of a judicial officer from civil liability when acting in the capacity of an arbitrator, which immunity supplements any other existing immunity. Likewise, all communications during or in connection with the arbitration proceedings are privileged. Awards shall include the arbitrator’s written reasoned opinion.
     5.10. Injunctive Relief. Employee agrees that breach of the restrictive covenants contained in this Agreement will irreparably harm the Employer for which it may not have an adequate remedy at law. As such, notwithstanding Section 5.9 of this Agreement, Employee agrees that the Employer shall be entitled to seek injunctive relief, including but not limited to temporary, preliminary, final injunctions, temporary restraining orders, and temporary protective orders, from a court of competent jurisdiction to enforce said covenants in the event of breach or threatened breach by Employee.

     5.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employer, its subsidiaries and affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, by Employee without the prior written consent of Employer. Notwithstanding anything to the contrary in this Section 5.11 or elsewhere in the Agreement, in the event of the Employee’s death after becoming entitled to receipt of any payment or benefit, but before receiving all such payments or benefits, the remaining payments shall be made to the Employee’s survivors or estate and the remaining benefits shall be provided to his widow or other survivors to the same extent and in the same manner as if he were still alive.
     5.12. Entire Agreement. Except as provided in (1) written company policies promulgated by Employer dealing with issues such as securities trading, business ethics, governmental affairs and political contributions, consulting fees, commissions and other payments, compliance with law, investments and outside business interests as officers and employees, reporting responsibilities, administrative compliance, and the like, (2) the written benefits, plans, and programs referenced in Section 1.3 of this Agreement or (3) any signed written agreements contemporaneously or hereafter executed by Employer and Employee (including, but not limited to, the Employment Agreement), this Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters and replaces and merges previous agreements and discussions pertaining to the employment relationship between Employer and Employee.
     5.13. Headings. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.
     5.14. Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.
     5.15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument
     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

DATE: 12/31/2006	GROUP 1 AUTOMOTIVE, INC.
	By:	/s/ Earl J. Hesterberg
		Name:	Earl J. Hesterberg
		Title:	President & Chief Executive Officer

DATE: 12/29/2006		/s/ Randy L. Callison
RANDY L. CALLISON

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